Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-39215, 333-26153, 333-17299, 333-15181, 33-80706, 33-65756) pertaining to the 1996 Employee Stock Purchase Plan, the 1995 Nonstatutory Stock Option Plan, the 1993 Employee Stock Purchase Plan and the 1993 Director Stock Option Plan of OPTi Inc. of our report dated June 6, 2003 with respect to the consolidated financial statements and schedule of OPTi Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2003.

/s/ ERNST & YOUNG LLP

San Jose, California

June 27, 2003